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                                  EXHIBIT 10.28

             Supplemental Executive Retirement Plan for Key Salaried
                        Employees of Mykrolis Corporation

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                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                          FOR KEY SALARIED EMPLOYEES OF
                              MYKROLIS CORPORATION

INTRODUCTION

Mykrolis Corporation hereby establishes the Supplemental Executive Retirement Plan for Key Salaried Employees of Mykrolis Corporation effective as of the Effective Date for the following purposes:

(1) To provide benefits to certain key salaried employees based on compensation which is not included in the definition of compensation under the terms of the Mykrolis Corporation Savings and Investment Plan due to the deferral of such compensation under the terms of this Supplemental Plan or under any other nonqualified deferred compensation plan of Mykrolis Corporation. Such benefits shall be equal to the benefits which would have been provided under the terms of the Savings Plan if such deferred compensation were included in the definition of compensation under those plans and if the limitations of Sections 401(a)(17), 402(g), and 415 of the Code, and the non-discrimination requirements of Code Sections 401(k) and 401(m) did not apply.

                              SECTION 1 DEFINITIONS

The following terms when used in this supplemental plan with initial capital letters shall have the meanings assigned to them below. Except where the context otherwise requires, words imparting the singular number shall include the plural number and vice versa, words denoting any gender shall include all genders and words denoting persons shall include bodies corporate and vice versa:

1.1.     "Administrative Committee" means the committee established pursuant to
         Section 5.4 below to administer the Supplemental Plan.

1.2. "Board" means the Board of Directors of Mykrolis Corporation, as from time to time in office.

1.3. "Code" means the Internal Revenue Code of 1986, as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

1.4. "Company" means Mykrolis Corporation, a Delaware corporation, together with any subsidiary or affiliated corporation that the Board determines to add to this Supplemental Plan.

1.5. "Effective Date" means April 1, 2001, subject to the approval of the Board of Directors of Mykrolis Corporation, which approval may be given before or after the Effective Date.

1.6. "Participant" a key salaried employee of the Company designated by the Board to receive benefits under this Supplemental Plan.

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1.7. "Savings Plan" means the Mykrolis Corporation Savings and Investment Plan, as it may be amended or restated, from time to time.

1.8. "Supplemental Account" means, for each Participant, the account under this Supplemental Plan to which contributions hereunder shall be credited in accordance with the provisions hereof. In the discretion of the Administrative Committee Supplemental Accounts may be subdivided for supplemental employer contributions under Section 2.1, supplemental Participant contributions under Section 2.2 and supplemental employer matching contributions under Section 2.3.

1.9. "Supplemental Plan" means this Supplemental Executive Retirement Plan for Key Salaried Employees of Mykrolis Corporation as set forth herein and all amendments hereto.

                  SECTION 2. SUPPLEMENTAL SAVINGS PLAN BENEFITS

2.1. Supplemental Employer Contributions. If contributions to the Savings Plan on behalf of a Participant are limited by the application of the limits described in Code Sections 401(a)(17) and 415 and/or a Participant makes compensation deferrals pursuant to this Supplemental Plan or to any other nonqualified deferred compensation plan of the Company, the Company shall credit to the Participant's Supplemental Plan Account an amount equal to the excess of (a) over (b), where (a) is the amount which would have been contributed to the Savings Plan in the absence of the limits described in Code Sections 401(a)(17) and 415 and any compensation deferrals under this Supplemental Plan or any other nonqualified deferred compensation plan of the Company, and (b) is the amount actually contributed under the Savings Plan.

2.2. Supplemental Participant Contributions. If a Participant's contributions are limited by the limits of Section 415 of the Code or by the annual contribution limit under Section 402(g) of the Code, the Participant may elect to defer a portion of his gross compensation (prior to any deferrals under the Savings Plan, this Supplemental Plan, or any other nonqualified deferred compensation plan of the Company) equal to the excess of (a) over
     (b), where (a) is the amount the Participant would have contributed under the Savings Plan in the absence of the limitations of Code Section 401(a)(17), Section 402(g), and Section 415, and/or the non-discrimination requirements of Code Section 401(k) and by taking into account the Participant's gross compensation (prior to any compensation deferrals described above) and (b) is the amount actually contributed by the Participant under the Savings Plan.

2.3. Supplemental Employer Matching Contributions. If a Participant makes supplemental Participant contributions pursuant to Section 2.2 of this Supplemental Plan, the Company shall credit to his Supplemental Account an amount equal to the employer matching contributions which would have been made pursuant to the Savings Plan if the Participant's supplemental Participant contributions had been

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     made pursuant to the Savings Plan, without regard to the nondiscrimination requirements of Code Section 401(m).

All payments of benefits to Participants and/or their designated beneficiaries under this Section 2 of the Supplemental Plan shall be made in any of the three forms set forth below; the particular form to be selected by the Administrative Committee in its sole discretion after giving due consideration to the desires of the Participant and/or his or her designated beneficiary, communicated to the Administrative Committee at least six (6) months prior to the date on which any such benefit payment is to commence:

                               A lump sum payment;

                         The payment of a life annuity;

In five, ten or fifteen equal annual installments. (Equal shall mean dividing the account balance by the number of years remaining before making the annual installment then due).

Any unpaid balance shall remain in the Participant's Supplemental Account and shall be adjusted in the manner as provided for in Section 2.

                                    SECTION 3
                              INVESTMENT DIRECTION

Participants shall be entitled to designate what percentage of all contributions credited to the Participant's Supplemental Account in accordance with Section 2 above will be invested in the various Investment Options (as defined under Section 1.27 of the Savings Plan) in accordance with the provisions of the Savings Plan. Participant designations under the Savings Plan shall be effective for and shall govern the investment of contributions under this Supplemental Plan; no separate investment designations under this Supplemental Plan shall be permitted.

                                    SECTION 4
                             DISTRIBUTIONS AND LOANS

4.1. General. Distributions on account of retirement, death, disability or other termination of employment under the Supplemental Plan shall be made in accordance with Section 2.

4.2. Distributions While Employed. No distributions may be made to a Participant under the terms of this Supplemental Plan while the Participant is an employee of the Company or of any affiliate or subsidiary of the Company.

4.3. Right of Offset. If, at the time of payment hereunder, the Administrative Committee determines that the Participant to whom or on whose behalf payment is being made, for any reason, is indebted to the Company or to any affiliate or subsidiary of the Company, the Administrative Committee shall be entitled to

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     offset such indebtedness, including any interest accruing thereon, against any payments otherwise due under the Supplemental Plan.

4.4. Withholding. The Company shall be entitled to withhold from payments due under the Supplemental Plan any and all taxes of any nature required by any government to be withheld from compensation paid to Participants.

4.5. Loans. No loans to Participants shall be permitted under the Supplemental Plan.

                                    SECTION 5
                                     VESTING

A Participant shall be vested at all times in his or her Supplemental Plan benefits to the same extent that the Participant is vested in his or her Employer Contributions Accounts under the Savings Plan.

                                    SECTION 6
                                  MISCELLANEOUS

5.1. Amendment and Termination.

     (1) The Board may at any time and from time to time, amend or terminate this Supplemental Plan, without the consent of any Participant or beneficiary, provided that no such amendment or termination shall reduce any benefits accrued under the terms of this Supplemental Plan prior to the date of termination or amendment.

     (2) Any amendment or termination of the Supplemental Plan shall become effective as to a Participant or beneficiary on the first day of the month following the effective date of the amendment or termination.

5.2. No Contract of Employment. The establishment of the Supplemental Plan or any modification thereof shall not give any Participant or other person the right to remain in the service of the Company or of any subsidiary or affiliate of the Company, and all Participants and other persons shall remain subject to discharge to the same extent as if the Supplemental Plan had never been adopted.

5.3. Tax Effects. None of the Company, the Board, the Administrative Committee, and any firm, person, or corporation, represents or guarantees that any particular federal, state or local tax consequences will occur as a result of any Participant's participation in this Supplemental Plan. Each Participant shall consult with his or her own advisors regarding the tax consequences of participation in this Supplemental Plan.

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5.4. Administrative Committee. The Supplemental Plan shall be administered by the Administrative Committee which shall consist of at least three members who shall serve at the pleasure of the Board. The initial members of the Administrative Committee are listed on Schedule A attached hereto.

5.5. Entire Agreement; Successors. This Supplemental Plan, including any subsequently adopted amendments, shall constitute the entire agreement or contract between the Company and any Participant regarding the Supplemental Plan. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between the Company and any Participant relating to the subject matter hereof, other than those set forth in this Supplemental Plan. This Supplemental Plan and any amendment shall be binding on the parties hereto and their respective heirs administrators, trustees, successors and assigns, and on all designated beneficiaries of the Participant.

5.6. Severability. If any provision of this Supplemental Plan shall be held or deemed to be invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, because of its conflicting with any constitution or statute or rule of law or public policy or for any other reason, such circumstances shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable, but this Supplemental Plan shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

   In Witness Whereof, the Company has caused the Supplemental Plan to be executed by its duly authorized officer as of the 1/st/ day of April, 2001.

                                         MYKROLIS CORPORATION



                                         By:  /s/ Peter W. Walcott
                                            ------------------------------
                                         Title: Vice President & General Counsel
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                                   Schedule A
                 Initial Members of the Administrative Committee

                                  Robert Crook
                                  Fred Faulkner
                                 Alison McKenzie